Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated September 17, 2025 relating to the consolidated financial statements of Dorna Sports, S.L. and subsidiaries, appearing in the Current Report on Form 8-K/A of Liberty Media Corporation filed on September 17, 2025.

/s/ Deloitte Auditores, S.L.

Madrid, Spain
November 21, 2025